Exhibit 4.1

AUTONOMY CORPORATION PLC
1998 U.S. SHARE OPTION PLAN

ARTICLE ONE

GENERAL PROVISIONS

I.           PURPOSE OF THE PLAN

               This 1998 U.S. Share Option Plan is intended to promote the interests of Autonomy Corporation plc, a company organized under the laws of the United Kingdom, by providing eligible persons in the Company’s employ or service in the United States of America (the “U.S.”) with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company as an incentive for them to continue in such employ or service.

Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

II.           ADMINISTRATION OF THE PLAN

    A.           The Plan shall be administered by the Board.   However, any or all administrative functions otherwise exercisable by the Board may be delegated to the Committee.  Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time.  The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

    B.           The Plan Administrator shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan and any outstanding options thereunder as it may deem necessary or advisable.   Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan or any option or Shares issued thereunder.

III.           ELIGIBILITY

    A.           Only U.S. Employees shall be eligible to participate in the Plan.

    B.           The Plan Administrator shall have full authority to determine, with respect to the grants made under the Plan, which Employees are to receive the option grants, the time or times when those grants are to be made, the number of Shares to be covered by each such grant, the status of the granted option as either an Incentive Option or a NonStatutory Option, the time or times when each option is to become exercisable and the maximum term for which the option is to remain outstanding.

IV.           SHARES SUBJECT TO THE PLAN

    A.           The maximum number of Shares available for issuance under the Plan shall initially not exceed 6,000,000 Shares, provided, however, that options shall not be granted under the Plan on any date to the extent that the aggregate number of Shares subject to options granted under the Plan, the U.K. Plan, and any other share option plan of the Company in the previous five (5) years exceeds such number as represents ten percent (10%) of the total Shares of the Company in issue immediately prior to such date.  Shares issued in the previous five (5) years pursuant to the exercise of options shall be included in the number of Shares for which options were granted for purposes of this calculation.  The authorized share reserve shall be drawn from the Company’s authorized but unissued Shares.

    B.           Shares subject to outstanding options under the Plan shall (where lawful under English law) be available for subsequent issuance under the Plan or the U.K. Plan to the extent (i) those options expire or terminate for any reason prior to exercise in full or (ii) those options are cancelled in accordance with the cancellation-regrant provisions of Article Two, Section IV.

    C.           Should any change be made to the Shares by reason of any share split, share dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Shares as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan and (ii) the number and/or class of securities and the exercise price per Share in effect under each outstanding option in order to prevent the dilution or enlargement of benefits thereunder.  The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

ARTICLE TWO

OPTION GRANT PROGRAM

I.           OPTION TERMS

               Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below.  Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

    A.           Exercise Price.

    1.           The exercise price per Share shall be fixed by the Plan Administrator in accordance with the following provisions:

(i)           The exercise price per Share shall not be less than one hundred percent (100%) (or such lesser percentage not being less than eighty-five percent (85%) as the Plan Administrator may determine) of the Fair Market Value per Share on the option grant date and shall in no event be less than the nominal value per Share.

(ii)          If the person to whom the option is granted is a 10% Shareholder, then the exercise price per Share shall not be less than one hundred ten percent (110%) of the Fair Market Value per Share on the option grant date and shall in no event be less than the nominal value per Share.

    2.           The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of Section I of Article Three and the documents evidencing the option, be payable in cash or check made payable to the Company. Should the Shares be registered under Section 12 of the 1934 Act at the time the option is exercised, then the exercise price may also (where lawful under English law) be paid as follows:

(i)           in Shares held for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

(ii)          through a special sale and remittance procedure pursuant to which the Optionee shall concurrently  provide irrevocable instructions, in a form satisfactory to the Company, (A) to a Company-designated brokerage firm to effect the immediate sale of the acquired Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the acquired Shares plus all applicable U.S. Federal, state, local and foreign income and employment taxes required to be withheld by the Company by reason of such exercise and (B) to the Company to deliver the certificates for the acquired Shares directly to such brokerage firm in order to complete the sale.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the acquired Shares must be made on the Exercise Date.

    B.           Exercise of Options.  Each option shall be exercisable at such time or times, during such period and for such number of Shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option grant.  However, the Plan Administrator may not impose an exercise schedule upon any option grant which does not provide for at least twenty percent (20%) of the total number of option shares becoming exercisable per year, measured from a date no later than the option grant date.  However, such limitation shall not be applicable to any option grants made to individuals who are officers of the Company (or any Parent or Subsidiary).

    C.           Term of Option.   No option shall have a term in excess of ten (10) years measured from the option grant date.  However, an option may terminate prior to the expiration of such term pursuant to (i) Section I.D of this Article Two, (ii) Section III of this Article Two or (iii) in the event either of the following occur:

    1.           The passing of an effective resolution or the making of an order of a court for the winding-up of the Company; or

                                     2.           The expiration of the one (1)-month period from the date on which a company becomes the holding company of the Company, within the meaning of section 736 of the Companies Act of 1985.

    D.           Effect of Termination of Service.

    1.           The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service or death:

(i)           Should the Optionee cease to remain in Service for any reason other than death, Disability or Misconduct, then the Optionee shall have a period of at least thirty (30) days following the date of such cessation of Service during which to exercise each outstanding option held by such Optionee.

(ii)          Should Optionee’s Service terminate by reason of Disability, then the Optionee shall have a period of at least six (6) months following the date of such cessation of Service during which to exercise each outstanding option held by such Optionee.

(iii)         If the Optionee dies while holding an outstanding option, then the personal representative of his or her estate or the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance shall have at least a one (1)-year period following the date of the Optionee’s death to exercise such option.

(iv)         Under no circumstances, however, shall any such option be exercisable after the specified expiration of the option term.

(v)          During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of Shares for which the option is exercisable on the date of the Optionee’s cessation of Service.  Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any Shares for which the option has not been exercised.  However, the option shall, immediately upon the Optionee’s cessation of Service, terminate and cease to be outstanding with respect to any and all option shares for which the option is not otherwise at the time exercisable.

(vi)         Should Optionee’s Service be terminated for Misconduct, then all outstanding options held by the Optionee shall terminate immediately and cease to remain outstanding.

    2.           The Plan Administrator shall have the discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

(i)           extend the period of time for which the option is to remain exercisable following Optionee’s cessation of Service or death from the limited period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

(ii)          permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of Shares for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments for which the option would have become exercisable had the Optionee continued in Service.

                                E.           Shareholder Rights.  The holder of an option shall have no shareholder rights with respect to the Shares subject to the option until such person shall have exercised the option, paid the exercise price and become the holder of record of the acquired Shares.

                                F.           Limited Transferability of Options.  During the lifetime of the Optionee, the option shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or by the laws of descent and distribution following the Optionee’s death.

                                G.           Withholding.  The Company’s obligation to deliver Shares upon the exercise of any options granted under the Plan shall be subject to the satisfaction of all applicable U.S. Federal, state, local, and foreign income and employment tax withholding requirements.

II.           INCENTIVE OPTIONS

        The terms specified below shall be applicable to all Incentive Options.  Except as modified by the provisions of this Section II, all the provisions of the Plan shall be applicable to Incentive Options.  Options which are specifically designated as Non-Statutory Options shall not be subject to the terms of this Section II.

                                 A.           Eligibility.  Incentive Options may only be granted to U.S. Employees.

B.           Exercise Price.  The exercise price per Share shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the option grant date.

C.           Dollar Limitation.  The aggregate Fair Market Value of the Shares (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Company or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one (1) calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000).  To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.  For purposes of this provisions, the One Hundred Thousand Dollar limitation shall be determined with reference to the U.S. dollar/British Pound exchange rate in effect on the date the option is granted.

D.           10% Shareholder.  If any Employee to whom an Incentive Option is granted is a 10% Shareholder, then the option term shall not exceed five (5) years measured from the option grant date.

III.           CHANGE IN CONTROL

A.           If any company (the “Acquiring Company”),

1.           obtains Control of the Company as a result of making:

(i)           a general offer to acquire the whole of the issued Shares which is made on the condition such that if it is satisfied the Acquiring Company will have Control of the Company; or

(ii)          a general offer to acquire all the shares of the Company which are of the same class as the Shares which may be acquired by the exercise of an option under the Plan;

                                in either case ignoring any Shares which are already owned by it or a member of the same group of companies; or

2.           obtains Control of the Company in pursuance of a comprise or arrangement sanctioned by the court under Section 425 of the Companies Act of 1985; or

3.           becomes bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act of 1985; or

4.           becomes the holding company of the Company within the meaning of Section 736 of the Companies Act of 1985;

                                then any Optionee may, at any time within the period specified by the Plan Administrator, by agreement with the Acquiring Company, release any option which has not lapsed (the “Old Option”) in consideration of the grant to him or her of an option (the “New Option”) which is equivalent to the Old Option but relates to shares in a different company (whether a company which has obtained Control of the Company or some other company). Options which are not so exchanged shall lapse unless otherwise continued in effect pursuant to the terms of the change in Control.

B.           The New Option shall be regarded for the purposes of subsection III.A of this Article, as equivalent to the Old Option so that the provisions of the Plan shall for this propose be construed as if the New Option were an option granted under the Plan at the same time as the Old Option.

C.           The Plan Administrator shall have the discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to provide for the automatic acceleration (in whole or in part) of one or more outstanding options upon the occurrence of a change in Control of the Company, whether or not those options are to be exchanged in connection with such change in Control.

D.           The portion of any Incentive Option accelerated in connection with a change in Control of the Company shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar limitation is not exceeded.  To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Statutory Option under the U.S. Federal tax laws.

E.           The grant of options under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

IV.           CANCELLATION AND REGRANT OF OPTIONS

The Plan Administrator shall (where lawful   under English law) have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under the Plan and to grant in substitution therefor new options covering the same or different number of Shares but with an exercise price per Share based on the Fair Market Value per Share on the new option grant date.   In no event, however, shall such exercise price be less than the nominal value per Share.

ARTICLE THREE

MISCELLANEOUS

I.           FINANCING

The Plan Administrator may (where lawful under English law) permit any Optionee to pay the option exercise price for Shares issued to such person under the Plan by delivering a full-recourse, interest-bearing promissory note payable in one or more installments and secured by the acquired Shares. In no event shall the maximum credit available to the Optionee exceed the sum of (i) the aggregate option exercise price payable for the acquired Shares plus (ii) any U.S. Federal, state, local and foreign income and employment tax liability incurred by the Optionee in connection with the option exercise.

II.           EFFECTIVE DATE AND TERM OF PLAN

A.           The Plan shall become effective when adopted by the Board, but no option granted under the Plan may be exercised, and no Shares shall be issued under the Plan, until the Plan is approved by the Company’s shareholders.  If such shareholder approval is not obtained within twelve (12) months after the date of the Board’s adoption of the Plan, then all options previously granted under the Plan shall terminate and cease to be outstanding, and no further options shall be granted and no Shares shall be issued under the Plan.  Subject to such limitation, the Plan Administrator may grant options and issue Shares under the Plan at any time after the effective date of the Plan and before the date fixed herein for termination of the Plan.

B.           The Plan shall terminate upon the earliest of (i) the expiration of the ten (10)-year period measured from the date the Plan is adopted by the Board, (ii) the date on which all Shares available for issuance under the Plan shall have been issued or (iii) the termination of all outstanding options in connection with a change in Control of the Company.  All options outstanding at that time under the Plan shall continue to have full force and effect in accordance with the provisions of the documents evidencing such options.

III.          AMENDMENT OF THE PLAN

                               A.           The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects.   However, no such amendment or modification shall adversely affect the rights and obligations with respect to options at the time outstanding under the Plan unless the Optionee consents to such amendment or modification.  In addition, certain amendments may require shareholder approval pursuant to applicable laws and regulations.

                                Subject to the limitation described in Section IV of Article One, options may be granted under the Plan which are in each instance in excess of the number of Shares then available for issuance under the Plan, provided any excess Shares actually issued under those programs shall be held in escrow until there is obtained shareholder approval of an amendment sufficiently increasing the number of Shares available for issuance under the Plan.   If such shareholder approval is not obtained within twelve (12) months after the date the first such excess issuances are made, then (i) any unexercised options granted on the basis of such excess Shares shall terminate and cease to be outstanding and (ii) the Company shall promptly refund to the Optionees the exercise price paid for any excess Shares issued under the Plan and held in escrow, together with interest (at the applicable U.S. Short Term Federal Rate) for the period the Shares were held in escrow, and such Shares shall thereupon be automatically cancelled and cease to be outstanding.

IV.         USE OF PROCEEDS

Any cash proceeds received by the Company from the sale of Shares under the Plan shall be used for general corporate purposes.

V.           WITHHOLDING

The Company’s obligation to deliver Shares upon the exercise of any options under the Plan shall be subject to the satisfaction of all applicable U.S. Federal, state, local, and foreign income and employment tax withholding requirements.

VI.         REGULATORY APPROVALS

                                The implementation of the Plan, the granting of any options under the Plan and the issuance of any Shares upon the exercise of any option shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it and the Shares issued pursuant to it.

VII.        NO EMPLOYMENT OR SERVICE RIGHTS

                                Nothing in the Plan shall confer upon the Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining such person) or of the Optionee, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

VIII. FINANCIAL REPORTS

The Company shall deliver a balance sheet and an income statement at least annually to each individual holding an outstanding option under the Plan, unless such individual is a key Employee whose duties in connection with the Company (or any Parent or Subsidiary) assure such individual access to equivalent information.

APPENDIX

The following definitions shall be in effect under the Plan:

A.           Acquiring Company shall mean the company which obtains Control of the Company pursuant to Section III of Article Two.

B.           Board shall mean the Company’s Board of Directors.

C.           Code shall mean the U.S. Internal Revenue Code of 1986, as amended.

D.           Committee shall mean a duly authorized committee appointed by the Board to exercise one or more administrative functions under the Plan.

E.           Companies Act of 1985 shall mean the Companies Act of 1985 of the United Kingdom.

F.           Company shall mean Autonomy Corporation plc, a company organized under the laws of the United Kingdom, and any successor company to all or substantially all of the assets or voting shares of Autonomy Corporation plc which shall by appropriate action adopt the Plan.

G.           Control shall have the meaning assigned to such term by Section 840 of the Taxes Act of the United Kingdom.

H.           Disability    shall mean the inability of the Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment and shall be determined by the Plan Administrator on the basis of such medical evidence as the Plan Administrator deems warranted under the circumstances.

I.           Employee shall mean an individual who is in the employ of the Company (or any Parent or Subsidiary) in the U.S., subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

J.           Exercise Date shall mean the date on which the Company shall have received written notice of the option exercise.

K.           Fair Market Value per Share on any relevant date shall be determined in accordance with the following provisions:

(i)           If the Shares are at the time traded on the EASDAQ Market, then the Fair Market Value shall be the closing selling price per Share (or its nearest equivalent on EASDAQ) on the date in question, as such price is reported by such market.  If there is no closing selling price (or its nearest equivalent on EASDAQ) for the Shares on the date in question, then the Fair Market Value shall be such price on the last preceding date for which such quotation exists.

(ii)          In the event the Shares are traded on both the EASDAQ Market and any other stock exchange or recognized market, then the Fair

Market Value shall be the closing selling price per Share (or its nearest equivalent) on the date in question (or the immediately preceding date for which such quotation exists) on the market determined by the Plan Administrator to be the principal market for the Shares.

(iii)         If the Shares are not at the time traded on the EASDAQ Market or any other stock exchange or recognized market, then the Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

L.           Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

M.           Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Company (or any Parent or Subsidiary) in a material manner.  The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee or other person in the Service of the Company (or any Parent or Subsidiary).

N.           1934 Act shall mean the Securities Exchange Act of 1934, as amended.

O.           Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

P.           Optionee shall mean any person to whom an option is granted under the Plan.

Q.           Parent shall mean any company (other than the Company) in an unbroken chain of companies ending with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of the determination, shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other companies in such chain.

R.           Plan shall mean the Company’s 1998 U.S. Share Option Plan, as set forth in this document.

S.           Plan Administrator shall mean either the Board or the Committee acting in its capacity as administrator of the Plan.

T.           Service shall mean the provision of services to the Company (or any Parent or Subsidiary) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant.

U.           Share shall mean a fully paid ordinary share in the capital of the Company.

V.           Subsidiary shall mean any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company (other than the last company) in the unbroken chain owns, at the time of the determination, shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other companies in such chain.

W.           10% Shareholder shall mean the owner of shares (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company (or any Parent or Subsidiary).

X.           U.K. Plan shall mean the Autonomy Corporation plc Discretionary Share Option Scheme 1996.